EXHIBIT 99.1

Lakeland Industries to Participate in the Planet MicroCap Showcase: VEGAS 2024 Conference

HUNTSVILLE, AL / ACCESSWIRE / April 29, 2024 / Lakeland Industries, Inc. (NASDAQ:LAKE) (the "Company" or "Lakeland"), a leading global manufacturer of protective clothing for industry, healthcare and first responders on the federal, state and local levels, today announced that Jim Jenkins, Acting President and CEO and Executive Chairman,  Roger Shannon, Chief Financial Officer, and Helena An, Chief Operating Officer, will present and host one-on-one meetings with investors at the Planet MicroCap Showcase: VEGAS 2024 to be held at the Paris Hotel and Casino in Las Vegas, Nevada on April 30 through May 2, 2024.

To submit your Planet MicroCap Showcase: VEGAS 2024 Conference registration request, click here. To schedule a one-on-one meeting with Lakeland Industries, click here.

About Lakeland Industries, Inc.

We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 2,000 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts

Lakeland Industries, Inc.

256-600-1390

Roger Shannon

rdshannon@lakeland.com